                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
                                       OF
                      UNITED ASSET MANAGEMENT CORPORATION
                                       AT
                              $25.00 NET PER SHARE
                   (SUBJECT TO ADJUSTMENT AS PROVIDED HEREIN)
                                       BY
                              OM ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                                 OLD MUTUAL PLC

             THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                                   MIDNIGHT,
          NEW YORK CITY TIME, ON FRIDAY, AUGUST 11, 2000, UNLESS THE
                              OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 16, 2000 (THE 'MERGER AGREEMENT'), AMONG OLD MUTUAL PLC ('PARENT'), OM ACQUISITION CORP. ('PURCHASER'), A WHOLLY-OWNED SUBSIDIARY OF PARENT, AND UNITED ASSET MANAGEMENT CORPORATION (THE 'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF THE COMPANY WHICH CONSTITUTES AT LEAST A MAJORITY OF THE COMPANY'S THEN ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS. PARENT AND PURCHASER DO NOT CURRENTLY OWN ANY SHARES OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of his or her Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer described in Section 3 or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

    A stockholder who desires to tender his or her Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the other procedures on a timely basis may tender such Shares by following the procedures for guaranteed delivery described in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers indicated on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     The Dealer Managers for the Offer are:

CREDIT SUISSE FIRST BOSTON                                 CHASE SECURITIES INC.

July 17, 2000

                               SUMMARY TERM SHEET

    This summary term sheet is a brief summary of the material provisions of OM Acquisition Corp.'s offer, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding your shares.

Q. WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF UNITED ASSET MANAGEMENT CORPORATION?

A. OM Acquisition Corp. ('OM Acquisition'), a Delaware corporation formed solely to make the offer, is offering to purchase your United Asset Management Corporation ('UAM') shares. OM Acquisition is a wholly-owned subsidiary of Old Mutual plc ('Old Mutual'), a public limited company incorporated in England and Wales. Old Mutual is an international financial services group, based in London, with a substantial financial services business in southern Africa, including an integrated portfolio of activities in asset management (including unit trusts, portfolio management and stockbroking services), banking and general insurance. See 'Introduction' and Section 9.

Q. WHAT ARE THE CLASS AND AMOUNT OF STOCK THAT OM ACQUISITION IS SEEKING TO PURCHASE?

A. OM Acquisition is seeking to purchase all of the outstanding shares of common stock of UAM (the 'Common Stock'). See 'Introduction.'

Q. HOW MUCH IS OM ACQUISITION OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A. OM Acquisition is offering to purchase the Common Stock at a price of $25.00 per share, subject to downward adjustment as described in Section 11 of this Offer to Purchase (as so adjusted, the 'Share Price'), net to the seller in cash, without interest. The downward adjustment would be triggered in the event UAM's revenues from assets under management, excluding the effects of market movements, decline below a specified level prior to the consummation of the offer. OM Acquisition will publicly announce the definitive Share Price not less than ten business days prior to accepting any shares for purchase pursuant to the offer. See 'Introduction' and Sections 1 and 11. If you are the record owner of your shares and tender your shares directly to the Depositary, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply.

Q. WHAT DOES THE BOARD OF DIRECTORS OF UAM THINK OF THIS OFFER?

A. The board of directors of UAM has unanimously determined that this offer and the merger described in this Offer to Purchase are fair to, advisable and in the best interests of UAM's stockholders and has approved the offer and the Merger Agreement.

    UAM's board of directors further recommends that stockholders of UAM accept the offer and tender all of their shares. See 'Introduction.'

Q. HAVE ANY STOCKHOLDERS ALREADY DECIDED TO TENDER THEIR SHARES?

A. The Schedule 14D-9 filed by UAM in connection with the offer indicates that, to the best of UAM's knowledge, all of UAM's executive officers and directors who own UAM shares presently intend to tender all of their shares pursuant to the offer.

Q. HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You have until 12:00 midnight, New York City time, on Friday, August 11, 2000. See Section 1.

Q. CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

A. Yes. OM Acquisition may extend the offer at any time, and from time to time, beyond the initial scheduled expiration date or any subsequent scheduled expiration of the offer if, at the scheduled expiration of the offer, any of the conditions to the offer described in Section 14 of this Offer to Purchase are not satisfied or waived (and, under the Merger Agreement, OM Acquisition has agreed to so extend the offer until March 4, 2001), subject, however, to OM Acquisition's right to terminate the Merger Agreement and this offer as described in Section 11 of this Offer to Purchase. Any such extension will not exceed five business days unless otherwise agreed by UAM. If the Share Price payable at the scheduled expiration date of the offer would be less than $25.00, OM Acquisition will make a public announcement of the adjusted Share Price to be payable pursuant to the offer and extend the offer to the extent necessary so that the offer remains open for a period of ten business days following the date that such public announcement is made. The offer may also be extended as required by applicable law. See Section 1.

Q. HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A. If the offer is extended, we will issue a press release announcing the extension on the first business morning following the date the offer was scheduled to expire. See Section 1.

Q. WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A. The most important conditions to the offer are the following:

    That stockholders validly tender and do not properly withdraw before the expiration of the offer enough Common Stock to represent at least a majority of the Common Stock then outstanding, determined on a fully-diluted basis.

    The expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of certain other governmental consents and approvals.

    The receipt (in the manner provided in the Merger Agreement) of certain approvals and consents from investment advisory and subadvisory clients of UAM's subsidiaries.

A fuller discussion of the conditions to consummation of the offer may be found in Section 14.

Q. HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A. To tender your shares, you must complete the enclosed Letter of Transmittal and deliver it, along with your share certificates, to the Depositary prior to the expiration of the offer. If you cannot deliver all necessary documents to the Depositary in time, you may, with the assistance of an Eligible Institution, deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. If your shares are held in 'Street' name (i.e., through a broker, dealer or other nominee), your nominee will tender your shares on your behalf upon your instruction. See Section 3.

Q. IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A. Provided the conditions to the offer are satisfied and OM Acquisition consummates the offer and accepts your shares for payment, you will receive a check for an amount equal to the number of shares you tendered multiplied by the Share Price as promptly as practicable following the expiration of the offer. OM Acquisition expects that checks will be mailed out promptly following expiration of the offer. See Section 2.

Q. DOES OM ACQUISITION HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT?

A. OM Acquisition's parent corporation, Old Mutual, will provide OM Acquisition with sufficient funds (from available or committed credit facilities and internal cash resources) to purchase all shares tendered in the offer. The offer is not conditioned on any financing arrangements. See Section 12.

Q. UNTIL WHAT TIME AND HOW CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A. You may withdraw a portion or all of your tendered shares by delivering written or facsimile notice to the Depositary prior to the expiration of the offer. Further, if OM Acquisition has not agreed to accept your shares for payment on or before September 14, 2000, you can withdraw your shares at any time after that date until OM Acquisition does accept them for payment. Once OM Acquisition accepts shares for payment, they cannot be withdrawn. See
Section 4.

Q. WHY IS OM ACQUISITION MAKING THIS OFFER?

A. OM Acquisition is making this offer to enable Old Mutual to acquire control of UAM. See 'Introduction' and Section 11.

Q. WHAT WILL HAPPEN TO UAM?

A. If the offer is consummated, under the Merger Agreement, provided certain conditions are met, OM Acquisition will be merged with and into UAM, with UAM surviving as a subsidiary of Old Mutual. Further, following the consummation of the offer, the Merger Agreement requires UAM to take certain actions so that representatives of Old Mutual will constitute at least a majority of the members of the board of directors of UAM. See Section 11.

Q. WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE SHARES ARE NOT TENDERED IN THE OFFER?

A. If the offer is consummated, provided certain conditions are met, OM Acquisition will cause the merger to take place with the approval of stockholders by voting the Common Stock that it acquires in the offer (which will represent at least a majority of the outstanding UAM stock on a fully-diluted basis) in favor of the merger. If at least 90% of the Common Stock is tendered in the offer, OM Acquisition will cause the merger to take place without action by any other stockholder. See 'Introduction' and Section 11.

Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

A. Even if you do not tender your shares, if the offer is consummated and OM Acquisition merges with UAM, all remaining stockholders of UAM at the time of the merger, other than those that properly assert appraisal rights, will receive the Share Price per share, in cash, without interest after submission to the Depositary of your shares.

    Even if OM Acquisition does not merge with UAM, the number of stockholders of UAM may be so small that the Common Stock will no longer be traded on the New York Stock Exchange or any other national exchange. Also, UAM may cease to comply with SEC rules governing publicly-held companies. See Sections 7 and 11.

Q. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A. The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of appraisal rights is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in your shares of Common Stock and the amount of cash you receive for those shares. You should consult your own tax advisor about the particular tax consequences of the offer to you. See Section 5.

Q. ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A. Dissenters' rights are not available in the offer. However, if you choose not to tender your shares and the offer is consummated, dissenters' rights will be available in the merger of OM Acquisition and UAM. If you choose to exercise your dissenters' rights, and you comply with applicable legal requirements, you will be entitled to payment for your shares based on a fair and independent appraisal of the market value of your shares. This market value may be more or less than the Share Price. See Section 11.

Q. WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On June 16, 2000, the last trading day before the public announcement of the execution of the Merger Agreement, the Common Stock closed on the New York Stock Exchange at $20.5625 per share. On July 14, 2000, the last trading day before the commencement of the offer, the Common Stock closed on the New York Stock Exchange at $23.8125 per share. Please obtain a recent quotation for your Common Stock prior to deciding whether or not to tender. See Section 6.

Q. WHOM CAN I CALL WITH QUESTIONS?

A. You can call Innisfree M&A Incorporated at (888) 750-5834 or the Dealer Managers with any questions you may have.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    i
INTRODUCTION................................................    1
THE TENDER OFFER............................................    2
     1. Terms of the Offer; Expiration Date.................    2
     2. Acceptance for Payment and Payment..................    3
     3. Procedures for Accepting the Offer and Tendering
     Shares.................................................    4
     4. Withdrawal Rights...................................    6
     5. Certain U.S. Federal Income Tax Consequences........    7
     6. Price Range of the Shares; Dividends................    8
     7. Effect of the Offer on the Market for the Shares;
     Stock Exchange Listings;
         Exchange Act Registration; Margin Regulations......    8
     8. Certain Information Concerning the Company..........    9
     9. Certain Information Concerning Purchaser and
     Parent.................................................   10
    10. Background of the Offer; Contacts with the
     Company................................................   11
    11. Purpose of the Offer and the Merger; Plans for the
     Company; the Merger
         Agreement and Other Agreements; Other Matters......   15
    12. Source and Amount of Funds..........................   26
    13. Dividends and Distributions.........................   26
    14. Certain Conditions of the Offer.....................   27
    15. Certain Legal Matters; Required Regulatory
     Approvals..............................................   29
    16. Certain Fees and Expenses...........................   31
    17. Miscellaneous.......................................   32

SCHEDULE I Directors and Executive Officers of Purchaser and
  Parent....................................................   33

TO:  ALL HOLDERS OF SHARES OF COMMON STOCK
OF UNITED ASSET MANAGEMENT CORPORATION:

                                  INTRODUCTION

    OM Acquisition Corp., a Delaware corporation ('PURCHASER') and a wholly-owned subsidiary of Old Mutual plc, a public limited company incorporated in England and Wales ('PARENT'), hereby offers to purchase all shares of Common Stock, par value $0.01 per share (the 'SHARES'), of United Asset Management Corporation, a Delaware corporation (the 'COMPANY' or 'UAM'), at a price of $25.00 per Share (the 'BASE SHARE PRICE') subject to possible downward adjustment as described in Section 11 herein (the Base Share Price, as so adjusted, being herein referred to as the 'SHARE PRICE'), net to the seller in cash and without interest thereon, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the 'OFFER').

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 16, 2000 (the 'MERGER AGREEMENT'), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the 'MERGER'), with the surviving corporation becoming a wholly-owned subsidiary of Parent (the 'SURVIVING CORPORATION'). In the Merger, each outstanding Share (other than Shares held by Parent or any of its subsidiaries or any subsidiaries of the Company, and Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger (the 'EFFECTIVE TIME') into the right to receive the Share Price, in cash, without interest and less any required withholding taxes (the 'MERGER CONSIDERATION').

    THE BOARD OF DIRECTORS OF THE COMPANY (THE 'COMPANY BOARD') HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS (THE 'STOCKHOLDERS'), HAS APPROVED THE OFFER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    Goldman, Sachs & Co., the Company's financial advisor ('GOLDMAN SACHS'), has delivered to the Company its written opinion, dated June 16, 2000, that as of the date thereof, the Share Price to be received by the Stockholders in the Offer and the Merger is fair from a financial point of view to the Stockholders. A copy of the opinion of Goldman Sachs is contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the 'SCHEDULE 14D-9') filed with the Securities and Exchange Commission (the 'COMMISSION') in connection with the Offer, a copy of which is being furnished to Stockholders concurrently with this Offer to Purchase.

    The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 below) that number of Shares (the 'MINIMUM NUMBER OF SHARES') which constitutes at least a majority of the Shares then issued and outstanding, determined on a fully-diluted basis after giving effect to the exercise or conversion of all options, warrants, rights and securities convertible into or exercisable for voting securities of the Company (a 'FULLY-DILUTED BASIS') (the 'MINIMUM CONDITION'). The Offer is also subject to certain other conditions. See Sections 1, 14 and 15.

    The Company has stated in the Schedule 14D-9 that, as of June 30, 2000, an aggregate of 57,177,404 Shares were issued and outstanding and an aggregate of 17,020,581 Shares were issuable upon exercise of outstanding options and warrants to acquire Shares. Based on this information, Purchaser believes that the Minimum Condition will be satisfied if a minimum of 37,098,994 Shares are validly tendered and not withdrawn prior to the Expiration Date. Parent and Purchaser do not currently own any Shares.

    The Schedule 14D-9 indicates that, to the best of the Company's knowledge, all of the Company's executive officers and directors who own Shares presently intend to tender all of their Shares pursuant to the Offer.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the holders of

Shares. Under the Delaware General Corporation Law (the 'DGCL') and the Company's Certificate of Incorporation, the stockholder vote necessary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote on the matter (the 'COMPANY REQUISITE VOTE'). If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the 'short-form' merger provisions of Section 253 of the DGCL, without any action by any other Stockholder. In such event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 11.

    The Company has represented in the Merger Agreement that it does not have any stockholder rights plan or 'poison pill.' The Company also has represented in the Merger Agreement that the approval by the Company Board of the Merger and the Merger Agreement is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Offer and the Merger. See Section 15.

    The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    Tendering Stockholders whose Shares are registered in their name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who have Shares registered in the name of their broker or bank should consult with such nominee to determine if any fees may apply. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ('CREDIT SUISSE FIRST BOSTON') and Chase Securities Inc. ('CHASE SECURITIES'), as Dealer Managers (in such capacity, the 'DEALER MANAGERS'), ChaseMellon Shareholder Services, L.L.C., as Depositary (the 'DEPOSITARY'), and Innisfree M&A Incorporated, as Information Agent (the 'INFORMATION AGENT'), incurred in connection with the Offer. See Section 16.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer prior to the Expiration Date (including, if the Offer is extended or amended as required or permitted by the Merger Agreement, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures described in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term 'Expiration Date' means 12:00 midnight, New York City time, on August 11, 2000, unless and until the Purchaser, in accordance with the Merger Agreement, extends the period of time for which the Offer is open, in which event the term 'EXPIRATION DATE' means the time and date at which the Offer, as so extended by the Purchaser, will expire. Purchaser may extend the Offer at any time, and from time to time, beyond the initial scheduled expiration date or any subsequent scheduled expiration of the Offer if, at such scheduled expiration of the Offer, any of the conditions to the Offer described in Section 14 hereof are not satisfied or waived (and, pursuant to the Merger Agreement, Purchaser has agreed that, for so long as the Merger Agreement is in effect and any of the conditions to the Offer are not satisfied or waived, Purchaser will cause the Offer not to expire, and extend the Offer from time to time, until March 4, 2001), subject, however, to Purchaser's right to terminate the Merger Agreement and the Offer as described in Section 11 hereof. Any such extension will not exceed five business days unless otherwise agreed by the Company. The Offer may also be extended as required by the Commission or applicable law.

    Any such extension will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the 'EXCHANGE ACT'), which require that material changes be promptly disseminated to holders of Shares), Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If, in accordance with the Merger Agreement, Purchaser makes a material change in the terms of the Offer or waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional Offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or the provision for a soliciting dealer's fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser decreases the Base Share Price pursuant to the adjustment described in Section 11 of this Offer to Purchase or (with the prior written approval of the Company, to the extent required by the Merger Agreement) decreases the number of Shares being sought, or increases or otherwise decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a 'business day' means any day other than a Saturday, a Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In the Merger Agreement, the Company has agreed to furnish Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4) prior to the Expiration Date, promptly after the Expiration Date, if the conditions to the Offer described in Section 14 have each been satisfied or waived, including without limitation the expiration or termination of the waiting periods applicable to the acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR ACT'). In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) share certificates for such Shares ('SHARE CERTIFICATES') or confirmation (a 'BOOK-ENTRY CONFIRMATION') of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the 'BOOK-ENTRY TRANSFER FACILITY'), pursuant to the procedures described in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term 'AGENT'S MESSAGE' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering Stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Parent's subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date and either Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures described below must be complied with by the tendering Stockholder.

    The method of delivery of Share Certificates and the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering Stockholder. The Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange ('NYSE') Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'ELIGIBLE INSTITUTION'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled 'Special Payment Instructions' or the box labeled 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued to, a person other than the registered holder, then the tendered certificates must be properly endorsed or otherwise be in proper form for transfer, the signatures on the certificates must be properly guaranteed, accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. The person surrendering the Shares must pay to the Depositary any transfer or other taxes required by reason of payment of the Share Price to a person other than the registered holder of the certificates surrendered, or must establish to the satisfaction of the Depositary that such taxes have been paid or are not applicable. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

    Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates are not immediately available to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form contained in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    Backup Federal Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Stockholders pursuant to the Offer or the Merger, unless the Stockholder (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments made to certain Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, each such Stockholder must provide the Depositary with his correct taxpayer identification number and certify, under penalty of perjury, that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

    Appointment as Proxy. By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints Purchaser and any Purchaser designee, and each of them, as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon payment by Purchaser for the Shares, all powers of attorney and proxies given by such Stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such Stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Stockholders, or any adjournment or postponement of such meeting. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of the Stockholders.

    Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its discretion, whose determination will be final and binding on all parties. Purchaser reserves the right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the right (subject to the provisions of the Merger Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after September 14, 2000.

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a 'HOLDER'). The discussion is based on the Internal Revenue Code of 1986, as amended (the 'CODE'), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to any category of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as 'capital assets' within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or has Shares converted into the right to receive cash pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares

(i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum federal tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

    Holders who receive cash pursuant to the exercise of appraisal rights with respect to their Shares generally will be subject to the same treatment as that described above for Holders who receive cash for Shares pursuant to the Offer or the Merger.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the 'COMPANY'S 1999 ANNUAL REPORT'), the Shares are traded on the NYSE under the symbol 'UAM'. The following table presents, for the periods indicated, (i) the high and low sale prices for the Shares, as reported by Bloomberg L.P., and (ii) the amount of cash dividends per Share declared and paid by the Company, as reported in the Company's 1999 Annual Report and subsequent reports filed with the Commission:

                                                                                  CASH
                                                      HIGH       LOW            DIVIDENDS
                                                      ----       ---            ---------
1998
First Quarter.....................................  $29.6250   $21.0000          $0.20
Second Quarter....................................   27.9375    24.4375           0.20
Third Quarter.....................................   29.1875    20.0625           0.20
Fourth Quarter....................................   26.5000    19.7500           0.20
1999
First Quarter.....................................   26.0000    21.1250           0.20
Second Quarter....................................   24.3750    20.8750           0.20
Third Quarter.....................................   22.8125    17.3750           0.20
Fourth Quarter....................................   21.8750    17.5000           0.20
2000
First Quarter.....................................   18.4375    13.7500           0.20
Second Quarter....................................   24.2500    14.7500           0.20
Third Quarter (through July 14)...................   24.0000    23.2500           0.20

    On June 16, 2000, the last full day of trading prior to the announcement of the Merger Agreement, the last sales price for the Shares as reported by Bloomberg L.P. was $20.5625 per Share. On July 14, 2000, the last full day of trading prior to the commencement of the Offer, the last reported sales price for the Shares as reported by Bloomberg L.P. was $23.8125 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    Under the terms of the Merger Agreement, the Company is permitted to declare and pay regular quarterly cash dividends not in excess of $0.20 per Share without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTINGS; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    Effect of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

    NYSE Quotation. The Shares are traded through the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from the exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) was less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly-held Shares was less than $5 million. The Company has advised Parent that, as of June 30, 2000, there were 57,177,404 Shares outstanding and there were approximately 328 holders of record of such Shares (although it is believed that the number of beneficial owners is higher as many beneficial owners hold their Shares in 'Street' name). If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a 'national securities exchange' and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions would no longer be applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the 'SECURITIES ACT'), may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration. See Section 11.

    Margin Regulations. The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'FEDERAL RESERVE BOARD'), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ('PURPOSE LOANS'). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly-held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute 'margin securities' for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares will no longer constitute 'margin securities.'

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the Company's 1999 Annual Report, the Company is a Delaware corporation with its principal executive offices located at One International Place, Boston, Massachusetts, 02110, and its telephone number is (617) 330-8900.

    According to the Company's 1999 Annual Report, the Company is a holding company organized in December 1980 to acquire and own firms that provide investment advisory services primarily for institutional clients. The Company's subsidiaries, also called its affiliated firms, operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate, government and union benefit plans, mutual funds, individuals, endowments, and foundations. The Company's affiliated firms primarily specialize in the management of U.S. equities, bonds and cash; other asset classes under management include international securities, real estate and stable value assets. Each affiliated firm operates under its own name, with its own investment philosophy and approach, and conducts its own investment analysis, portfolio selection, marketing and client service. Client fees are set by each affiliated firm based on its own judgment concerning the market for the services it renders. During any given period, investment results may vary among affiliated firms. Each affiliated firm is separately regulated under applicable federal, state, local and foreign law.

    Certain Non-Public Information. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and certain of its affiliated firms and their respective financial performance which is not publicly available. This information included income statements which, based on the Company's 'revenue run rate' (i.e., assets under management multiplied by the applicable client fee rate in respect of such assets) as of May 18, 2000, indicated for the Company and its subsidiaries, on a consolidated basis, annualized revenues of $933.3 million (of which the Company's share after deducting applicable revenue sharing payments would be $373.5 million) and annualized EBITDA of $315.5 million.

    The information in the preceding paragraph was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and is included in this Offer to Purchase only because it was furnished to Parent. The foregoing information is 'forward-looking' and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business, economic and financial markets conditions, competitive pressures, dependence on key personnel, adverse changes in applicable laws, regulations or rules governing the Company's business, tax or accounting matters and other matters (including the risk factors set forth in Exhibit 99.1 to the Company's 1999 Annual Report). The Company has advised Parent that although the Company believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the Company's control. Accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those reflected in the information described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser nor Parent's financial advisors, Credit Suisse First Boston and Chase Securities, assumes any responsibility for the validity, reasonableness, accuracy or completeness of the information, or intends to update the information, and the Company has made no representation to Parent or Purchaser regarding the information described above. The information has not been adjusted to reflect the effects of the Offer and the Merger.

    Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information also should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR system.

    9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser, a Delaware corporation, was organized to acquire all of the outstanding Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned by Parent, a public limited company incorporated in England and Wales. The principal executive offices of Purchaser and Parent are located at 3rd Floor, Lansdowne House, 57 Berkeley Square, London W1X 5DH United Kingdom.

    Parent is a United Kingdom-based financial services group with a substantial life assurance business in South Africa and other southern African countries and an integrated, international portfolio of activities in asset management, banking and general insurance. Parent has approximately 3.2 million life assurance policyholders, 2.4 million banking customers, 270,000 general insurance policyholders, over 700,000 unit trust accounts and, following the acquisition of Gerrard Group, has `L'57 billion of funds under management.

    Except as described in this Offer to Purchase, during the last five years, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each director and executive officer of Purchaser and Parent are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any such person, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. From time to time, various affiliates of Parent may have, in the ordinary course of their investment advisory business, managed investments in Shares on behalf of their clients.

    Except as described in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies and (ii) there have been no contacts, negotiations or transactions between Parent and Purchaser or any of their respective subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In April 1999, Mr. John Kent, Director of Corporate Development of Parent, met Mr. Norton H. Reamer, Chairman and Chief Executive Officer of the Company, at an industry conference, where he advised Mr. Reamer of Parent's interest in visiting the Company to discuss the asset management business in the United States.

    In June 1999, Mr. Kent, Dr. Kevin Carter, Chief Executive Officer of Old Mutual Asset Managers (UK) Limited, and Mr. Brian Baskir, President of Old Mutual Investment Advisors, Inc., met with Mr. Reamer and Mr. Charles E. Haldeman, Jr., then President and Chief Operating Officer of the Company, at the Company's offices in Boston, Massachusetts. At that meeting, in addition to discussing the United States asset management business generally, Parent's representatives conveyed Parent's interest in expanding its global asset management business and indicated that Parent could be interested in exploring opportunities that might arise as the Company considered its strategic alternatives.

    In August 1999, representatives of Goldman Sachs contacted representatives of Parent on behalf of the Company to explore Parent's interest in participating in various strategic alternatives the Company was considering, including a sale of the entire company. To facilitate discussions, on August 10, 1999,

Parent entered into a confidentiality agreement for the purpose of receiving certain non-public information relating to the Company. Subsequently, Parent received non-public information concerning the Company from Goldman Sachs.

    In mid-August 1999, Mr. Kent and other representatives of Parent met in Boston with Mr. Reamer, Mr. Franklin H. Kettle, Executive Vice President and Director of Corporate Development, and Mr. Richard S. Robie, III, Senior Vice President of the Company. The Company's representatives made certain presentations regarding the Company and its affiliated firms. Parent's representatives indicated that Parent might consider formulating a proposal to acquire the Company, in conjunction with a merchant bank or private equity firm.

    In October 1999, representatives of Parent contacted representatives of the Company to reiterate that Parent would be interested in exploring a possible acquisition of the Company. Representatives of the Company responded on behalf of the Company that the Company was not interested in exploring such a transaction at that time.

    On November 4, 1999, Mr. Michael Levett, Chairman and Chief Executive Officer of Parent, Mr. Eric Anstee, then Group Finance Director (and currently Chief Executive, Financial Services) of Parent, Mr. Kent and Dr. Carter met with Mr. Reamer and Mr. Haldeman at Parent's offices in London. At that meeting,
Mr. Kent and Dr. Carter indicated Parent's interest in acquiring a group of the Company's affiliates having combined assets under management of approximately $15.5 billion.

    Following subsequent discussions among representatives of Parent and the Company, Mr. Kent sent a letter dated November 19, 1999 to Mr. Reamer and
Mr. Haldeman indicating that Parent's preliminary valuation of these affiliates was in the range of `L'160-`L'180 million (assuming no debt or surplus cash), based on the limited financial information that Parent possessed. In that letter, Parent proposed that the Company provide certain additional information that would enable the valuation to be refined, and, if the refined valuation were acceptable, that the Company permit Parent to proceed with full due diligence, including meetings with senior executives of the affiliates. The letter stated that it was non-binding and subject to due diligence and definitive agreements.

    On November 29, 1999, the Company announced that Mr. Haldeman had decided to resign from the Company and that, because Mr. Reamer was less than a year from a normal retirement date, the Company would begin a search for a new chief executive officer.

    On December 8, 1999, Mr. Kent and other representatives of Parent met with Mr. Reamer, Mr. William H. Park, Executive Vice President and Chief Financial Officer of the Company, and representatives of each of the parties' financial advisors in London to discuss the group of affiliates and Parent's valuation of them. At that meeting, the Company requested that Parent specify a value for these affiliates. Parent's representatives indicated that, in addition to pursuing a transaction involving these affiliates, Parent also wished to explore the possibility of acquiring the entire Company. Mr. Reamer indicated that the Company would provide Parent with an update of the information provided in August.

    In a letter dated December 16, 1999 addressed to Mr. Reamer from Mr. Kent, Parent proposed a `L'170 million valuation for the group of affiliates. That letter also noted that Parent needed to see additional information that had been requested in order to complete its due diligence. In addition, Parent proposed to commence on-site due diligence with the group of affiliates in early January 2000. This letter also stated that it was non-binding and subject to due diligence and definitive contracts.

    From mid-December 1999 through February 2000, representatives of the Company held additional meetings and exchanged correspondence with representatives of Parent concerning the appropriate valuation of the group of affiliates. Parent and the Company were unable to agree on a valuation and did not proceed to due diligence with respect to the affiliates. Parent also continued to express interest in the Company as a whole to senior Company management.

    In early January 2000, Parent retained Credit Suisse First Boston as Parent's financial advisor in connection with Parent's possible acquisition of the Company. In addition, Parent received certain updated non-public information from the Company.

    In a letter dated March 2, 2000, addressed to Mr. Reamer and members of the Company Board from Mr. Anstee, Parent noted its belief that consideration of an acquisition of the entire Company merited priority over consideration of an acquisition of certain affiliates. In that letter, Parent indicated that it proposed to bring forward a proposal to acquire 100% of the outstanding common stock of the Company for around $20 per Share. Parent indicated, further, that it intended to act in conjunction with a private equity firm, which would provide a significant minority equity investment. The proposal was non-binding and contingent upon, among other things, satisfactory completion of due diligence and discussions with the key personnel at certain Company affiliates, a 45-day exclusivity period and execution of a mutually acceptable, definitive purchase agreement.

    During the following week, representatives of Goldman Sachs, on behalf of the Company, and representatives of Credit Suisse First Boston, on behalf of Parent and the private equity firm, discussed the due diligence process. On March 14, 2000, Parent and the private equity firm executed separate confidentiality agreements with the Company. Commencing the following day, representatives of Parent and the private equity firm conducted limited due diligence at a data room established by the Company in Boston.

    On March 21, 2000, Mr. Kent, Dr. Carter and representatives of the private equity firm met in New York City with Mr. Reamer, other members of the Company's senior management and the parties' financial advisors. At that meeting, Parent and the private equity firm requested access to a number of affiliates to discuss the proposed transaction. From March 28, 2000 to April 1, 2000, representatives of Parent and the private equity firm met with senior executives of certain Company affiliates.

    In a letter dated April 5, 2000 addressed to Mr. Reamer from Mr. Kent, Parent revised its valuation of the Company to around $22 per Share. Parent requested that it be given additional access to certain of the affiliates with which it had already met, as well as access to an additional 12 affiliates and possibly others.

    On April 10, 2000, Mr. Reamer and certain directors and other members of senior Company management met with Mr. Kent and Dr. Carter, representatives of the private equity firm and the parties' financial advisors in New York City. At that meeting, the Company agreed to provide access to seven additional affiliated firms. Mr. Reamer stressed the importance of Parent making a definitive proposal following Parent's scheduled board of directors meeting on May 4, 2000, due to the Company's need to appoint a new Chief Executive Officer on a timely basis. Thereafter, Mr. Kent and Dr. Carter met with senior management of certain of the affiliated firms to discuss the proposed transaction and certain aspects of Parent's strategy for the affiliated firms.

    In a letter dated April 19, 2000 addressed to Mr. Reamer from Mr. Kent, Parent expressed strong enthusiasm for pursuing its proposal. Parent described the necessary work plan to enable it to make a definitive proposal by May 4, 2000. Parent indicated that it needed to satisfy itself about the willingness of certain specified affiliates to work in a more closely-aligned way with Parent, access to certain affiliates, including six with which it had not yet met, and the completion of a detailed due diligence questionnaire by all affiliates. Parent also indicated that the meetings with affiliates and review of data had not caused Parent to revise the price of $22 per Share indicated in its prior letter.

    On April 20, 2000, telephone calls were exchanged between the financial advisors of the Company and Parent in which Parent's financial advisor indicated that Parent would be willing to consider raising its proposal to $23 per Share. The Company's financial advisor stated that, given that the Company had neared the end of its process for selecting a new Chief Executive Officer, if a definitive agreement was not signed on May 4, 2000, the Company Board would meet to vote on the appointment of a new Chief Executive Officer.

    A number of meetings were held by Parent and the private equity firm with additional Company affiliate firms between April 13 and May 3, 2000.

    On April 27, 2000, the Company's outside legal counsel delivered to Parent and Parent's outside legal counsel a draft merger agreement relating to the proposed transaction. From May 1 through 3, 2000, Parent's counsel conveyed to the Company's counsel Parent's preliminary comments on the proposed agreement, including Parent's request for a purchase price adjustment related to a decline in assets under management or revenue run-rate and Parent's request for additional conditions to the tender offer, including conditions related to the obtaining of specified percentages of client consents on both an overall and an individual affiliate basis. Representatives of Parent, the Company and their financial and legal advisors had a series of telephone conversations concerning these issues. Representatives of the Company reiterated that, in order to be considered by the Company, Parent had to submit a definitive offer no later than May 4, 2000. In addition, they advised Parent that the Company would not entertain an offer of less than $23 per Share.

    In a letter dated May 4, 2000 addressed to Mr. Reamer from Mr. Kent, Parent indicated that it had decided not to submit a definitive offer due, in part, to incomplete due diligence. In that letter, Parent also noted its understanding that extensions beyond May 4, 2000 were not possible.

    On May 5, 2000, Goldman Sachs, on behalf of the Company, informed Parent that the Company wished to continue to explore a possible acquisition by Parent.

    Between May 8 and 11, 2000, Mr. Anstee and Mr. Reamer, both directly and through Parent's and the Company's financial advisors, discussed the basis on which Parent and the Company might restart discussions regarding the proposed transaction.

    On May 16, 2000, the Company announced that Mr. James F. Orr, III had been appointed President and Chief Executive Officer, succeeding Mr. Reamer, who became non-executive Chairman of the Board.

    On May 17, 2000, Parent retained Chase Securities as a financial advisor in connection with Parent's possible acquisition of the Company.

    On May 17, 2000, a meeting was held in New York City among Mr. Kent,
Dr. Carter, Mr. Orr, Mr. Reamer, other members of the Company's senior management and the parties' financial advisors. At this meeting, the participants discussed restarting the discussions between the Company and Parent. Parent's representatives raised the possibility of existing management remaining with the Company with responsibility for managing a group of the Company's affiliates.

    In a letter dated May 19, 2000 addressed to Mr. Orr from Mr. Kent, Parent confirmed the basis on which it would be willing to restart the process, including a 45- to 60-day due diligence period in which Parent would have full access to affiliated firms and during which the Company would not make any material dispositions without Parent's consent. In addition, Parent requested that the Company negotiate exclusively with Parent during this period in relation to the acquisition of the entire Company. Parent also indicated that it was prepared to consider alternative structures involving the continued participation of the Company's existing management.

    On May 24 and 25, 2000, members of the Company's senior management met with Mr. Kent, Dr. Carter and other members of Parent's management in London to discuss how to best proceed toward completing a possible transaction. At that meeting, further due diligence and a timetable to reach definitive agreement by July 5, 2000 were discussed.

    On May 26, 2000, Mr. Levett and Dr. Carter met with Mr. Orr in London and indicated that Parent was still very interested in a transaction with the Company. On May 30 and 31, 2000, telephone conference calls were held among members of the Company's senior management, Dr. Carter, Mr. Kent and representatives of the private equity firm to discuss the due diligence program and timetable.

    In early June 2000, senior Company management, Mr. Kent, Dr. Carter and the parties' financial advisors met in Boston to further discuss Parent's plan for the Company going forward if a transaction were to be completed. Dr. Carter confirmed that Parent had decided to seek to acquire the Company on its own. Parent proposed possible incentive compensation arrangements under which certain members of the Company's senior management team would be eligible for financial incentives tied to specified increases in the value of the group of affiliates that Parent proposed they manage following the acquisition. A follow-up meeting was held the next day in Boston among Company senior management and Dr. Carter, at which time a proposed due diligence program and schedule were discussed.

    Following that meeting, members of Company senior management arranged due diligence meetings with fifteen Company affiliates to be held at the affiliates' offices from June 12, 2000 through June 23, 2000. Group meetings among certain Company affiliates and representatives of Parent were also arranged for June 26, 27 and 28, 2000 to discuss strategy should a transaction be completed.

    On June 14, 2000, Mr. Orr met with Mr. Levett, Mr. Anstee and other members of Parent's management to discuss the merits of the transaction. Subsequent to that meeting, Mr. Orr met with Parent's Board of Directors to discuss the Company and a possible transaction.

    On June 15 and 16, 2000, members of Company senior management met with Mr. Kent, Dr. Carter and the parties' financial and legal advisors in New York City to work on the proposed merger agreement and to resolve outstanding issues. These discussions took place simultaneously with due diligence sessions at Company affiliates.

    On June 16, 2000, in a telephone conversation, Mr. Anstee and Mr. Orr negotiated a revised offer by Parent pursuant to which, among other things:
(i) Parent would increase its price to $25 per Share, subject to a possible downward adjustment in the event of a specified decline in the Company's revenues from assets under management and a possible downward adjustment (which was incorporated into the Merger Agreement but was subsequently waived by Parent) related to the sharing of certain costs, each as described in
Section 11 of this Offer to Purchase, and the client consent conditions described in Section 14 of this Offer to Purchase, (ii) the Company would have the right to terminate the Merger Agreement in certain circumstances if a Superior Proposal were made, subject to the Company's paying a termination fee of $43 million as described in Section 11 of this Offer to Purchase, (iii) in lieu of continued pre-signing due diligence, Parent would have the right, which would expire on June 30, 2000, to terminate the Merger Agreement if, as a result of the failure of representations and warranties made by the Company with respect to certain of the Company's affiliated firms to be true and correct, there would be a material adverse effect on that group of affiliated firms taken as a whole (the 'SPECIAL SUBSIDIARY TERMINATION RIGHT'), and (iv) the Company would be permitted to continue to pay its regular quarterly cash dividend.

    At a meeting on Friday, June 16, 2000 and after the market had closed, the Company Board approved the transaction as presented, and the Merger Agreement was executed later that evening. The transaction was publicly announced before the opening of trading in London, Johannesburg and New York City on Monday, June 19, 2000.

    On June 30, 2000, the Special Subsidiary Termination Right expired without having been exercised by Parent.

    On July 17, 2000, Parent commenced the Offer.

    11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND OTHER AGREEMENTS; OTHER MATTERS. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

    Parent intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain majority representation on the Company Board.

    Since its demutualisation and initial public offering in July 1999, Parent's strategic focus has been on the expansion of its asset management businesses in Europe and the United States. In March 2000, Parent completed the acquisition of Gerrard Group, a specialist banking, financial services and private-client stockbroking and wealth management business in the United Kingdom. Parent believes that the Company will bring to Parent a wide range of investment products and complementary investment styles. Overall, Parent believes that the acquisition of the Company will increase Parent's assets under management to approximately $275 billion. Parent believes that its acquisition of the Company will create significant opportunities for cross-selling and distribution of investment products from the Company's client base into Parent's client base and will be a major step forward towards the aim of developing a focused and coordinated global asset management business.

    According to the Company's 1999 Annual Report, the Company has over 40 wholly-owned subsidiaries, each of which conducts its own investment analysis, portfolio selection, marketing and client service independently and under its own name. The Company has advised Parent that, from time to time, the Company receives and/or actively considers proposals with respect to a sale, transfer or other similar transaction or a re-equitization transaction involving one or more of the Company's subsidiaries and the Company may engage in negotiations relating thereto as it may consider appropriate or desirable and in the best interests of the Stockholders, the Company's affiliates and their clients. (A re-equitization transaction involves selling and/or granting actual or phantom equity interests in an affiliate to its principals, sometimes in extinguishment of some or all of their rights under revenue-sharing agreements.) Under the Merger Agreement, subject to limited exceptions, any such sale, transfer or similar transaction or re-equitization transaction requires the prior written consent of Parent. At the Company's request, Parent has consented to the Company effecting certain re-equitization transactions that are not, individually or in the aggregate, material to the Company as a whole.

    Parent has had discussions with members of the management of certain Company affiliates, including affiliates certain officers of which are also members of the Company Board. These discussions have related, in part, to possible termination of the existing revenue-sharing arrangements between the Company and such affiliates under which such officers currently receive compensation.

    Parent has also had discussions with certain members of the Company's senior management regarding compensation and other arrangements pursuant to which they would continue to manage a portion of the Company's business following consummation of the Offer. It is currently expected that such arrangements will involve continued employment for salary and bonus comparable to that currently in effect, and with incentive plans tied to increasing the value of the business managed.

    Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of assets, involving the Company or any of its subsidiaries or any other material changes in the Company's capitalization, dividend policy, corporate structure or business.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission and incorporated herein by reference. The Merger Agreement may be examined, and copies obtained, as described in Section 8 above.

    The Offer. The Merger Agreement provides for the commencement of the Offer. Purchaser may not, without the Company's prior written consent, make any changes in the terms and conditions of the Offer which (i) impose conditions to the Offer in addition to those contained in the Merger Agreement, which conditions are described in Section 14 hereof (the 'TENDER OFFER CONDITIONS'), (ii) modify or amend the Tender Offer Conditions or any other term of the Offer in a manner adverse to the Stockholders, (iii) reduce the number of Shares subject to the Offer, (iv) reduce the Minimum Condition, (v) reduce the Share Price (except as described herein), (vi) except as provided in the Merger Agreement, extend the Offer if all of the Tender Offer Conditions are satisfied or waived, or (vii) change the form of consideration payable in the Offer.

    Possible Downward Adjustment to the Offer Price. The Merger Agreement provides that the Base Share Price is subject to downward adjustment as follows (with capitalized terms having the meanings given below).

    If the LME Amount is less than the Requisite Revenue Percentage and greater than 75% of the May 31 Amount, the Share Price will be equal to (a) the Base Share Price multiplied by (b) a quotient, the numerator of which is the LME Amount plus an amount equal to the product of (i) a percentage equal to 100% less the Requisite Revenue Percentage multiplied by (ii) the May 31 Amount, and the denominator of which is the May 31 Amount. If the LME Amount is less than the Requisite Amount by an amount that is more than 5% of the May 31 Amount (such shortfall in excess of the May 31 Amount, expressed as a percentage of the May 31 Amount, being referred to as the 'Additional Revenue Shortfall'), the Base Share Price will also be reduced by an additional amount equal to (A) the Base Share Price multiplied by (B) the Additional Revenue Shortfall. Notwithstanding the foregoing, if, as of the Last Month-End, the Requisite Consents are obtained, the Base Share Price will not be reduced in respect of a decline in Aggregate Client Revenues from the May 31 Amount and the Share Price will be equal to the Base Share Price.

    The intended effect of this adjustment is to reduce the Base Share Price by 1% for every 1% (measured with respect to the May 31 Amount) by which the LME Amount is less than the Requisite

Amount for the first 5% (measured with respect to the May 31 Amount) shortfall of the LME Amount from the Requisite Amount, and 2% for every 1% (measured with respect to the May 31 Amount) by which the LME Amount is less than the Requisite Amount for any shortfall of the LME Amount from the Requisite Amount in excess of the first 5% (measured with respect to the May 31 Amount), unless the Requisite Consents are obtained, in which event the Base Share Price will not be reduced in respect of a decline in Aggregate Client Revenues.

    Notwithstanding the above, if (1) the LME Amount is less than 75% of the May 31 Amount and (2) Purchaser waives the condition described in clause 2 of
Section 14 hereof, the Base Share Price will be adjusted as provided above as if the LME Amount were equal to 75% of the May 31 Amount.

    As used herein, the following terms have the following meanings:

        'ADJUSTED ASSETS UNDER MANAGEMENT' means, for any account at a particular date, the amount of assets under management by the Company or any of its subsidiaries in that account at May 31, 2000, as adjusted for net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts from and after May 31, 2000.

        'AGGREGATE CLIENT REVENUES' as of any date means the aggregate annualized investment advisory and subadvisory fees for all investment advisory and subadvisory client accounts managed by the Company and its subsidiaries, determined by multiplying the Adjusted Assets Under Management for each such account on such date by the applicable annual fee rate for such account at such date (excluding any performance-based fees and certain other fees as provided in the Merger Agreement).

        'LAST MONTH-END' means the most recent calendar month-end prior to Purchaser's purchase of Shares pursuant to the Offer.

        'LME AMOUNT' means the amount of Aggregate Client Revenues as of the Last Month-End.

        'MAY 31 AMOUNT' means the Aggregate Client Revenues as of May 31, 2000. Under the Merger Agreement, Parent has the right to dispute the Company's calculation of the May 31 Amount and, if Parent and the Company are unable to agree on the May 31 Amount, the dispute will be submitted to an independent accounting firm who will determine the May 31 Amount.

        'REQUISITE AMOUNT' means an amount equal to the product of the Requisite Revenue Percentage multiplied by the May 31 Amount.

        'REQUISITE CONSENTS' means certain approvals and consents (in the manner and to the effect provided in the Merger Agreement) from investment advisory and subadvisory account clients of the Company and its subsidiaries the Aggregate Client Revenue of which accounts together represent the Requisite Amount.

        'REQUISITE REVENUE PERCENTAGE' means (x) 90% less (y) the product (expressed as a percentage) of 1.5% times the number of calendar month-ends between June 16, 2000 and the Last Month-End, including the Last Month-End (so that, for instance, if the Last Month-End were August 31, 2000, the Requisite Revenue Percentage would be 85.5%).

    Purchaser will publicly announce the definitive Share Price not less than ten business days prior to accepting any Shares for purchase pursuant to the Offer.

    In addition to the possible adjustment described above, the Merger Agreement originally provided that the Base Share Price would be subject to downward adjustment in an amount equal to 50% of certain costs that might arise in connection with the restructuring of certain intercompany agreements with an affiliated firm (calculated on a Fully-Diluted Basis). Parent and Purchaser have waived this possible adjustment.

    Company Board Representation. The Merger Agreement provides that after Purchaser has accepted and paid for Shares in connection with the Offer, Purchaser will be entitled to designate enough directors to the Company Board to give Purchaser majority representation on the Company Board. Notwithstanding the foregoing, until the Effective Time, the Company Board will have at least three directors who were directors of the Company on June 16, 2000 (the 'CONTINUING DIRECTORS'). If the number of Continuing Directors is reduced below three for any reason, any remaining Continuing

Directors (or a Continuing Director, if only one remains) will be entitled to designate persons to those vacant directorships. However, if no Continuing Directors remain, then the other directors will designate three persons who are not officers, shareholders or affiliates of Parent or Purchaser to fill the vacant directorships, and those persons will be Continuing Directors. In connection with the foregoing, the Company agreed to promptly, at option of the Purchaser, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board as provided above.

    In the event that Purchaser's designees are appointed or elected to the Company Board as provided above, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the majority of the Continuing Directors will be required by the Company to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, or (iii) extend the time for performance of Parent's or Purchaser's obligations under the Merger Agreement.

    Consideration to be paid in the Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, the Purchaser will be merged with and into the Company in accordance with the DGCL.

    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, any direct or indirect subsidiary of Parent, or by any wholly-owned subsidiary of the Company, and dissenting Shares owned by Dissenting Stockholders who dissent according to the method described in the following paragraph) will be converted into the right to receive the Merger Consideration, after surrendering the certificate formerly representing such Shares. At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at another time as may be provided for in the certificate of merger.

    Shares of Common Stock will not be converted into or represent a right to receive the Merger Consideration if the stockholder (i) has neither voted in favor of the Merger nor consented to the Merger in writing and (ii) will be entitled to and will have demanded properly in writing an appraisal for such Shares in accordance with Section 262 of the DGCL and has not effectively failed to perfect, and has not withdrawn or lost, such right to an appraisal (a 'DISSENTING STOCKHOLDER'). A Dissenting Stockholder will be entitled only to those rights that are granted by the applicable provisions of the DGCL, except that any Shares held by a Dissenting Stockholder at the Effective Time who, after the Effective Time, withdraws the demand for appraisal or has lost the right of appraisal, will be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration for each such share.

    Option Plans. Pursuant to the Merger Agreement, all options to acquire Common Stock of the Company (whether vested or unvested) that are outstanding immediately prior to the Effective Time will be cancelled in exchange for a payment by the Company to the option holder in cash, as soon as is practicable after the Effective Time, of an amount equal to the product of (i) the total number of shares of Common Stock subject to the option and (ii) the excess, if any, of the Share Price over the exercise price per share subject to the option (less any applicable withholding taxes). The Company will terminate, effective prior to the Effective Time, all option plans, programs or arrangements providing for the grant of options to acquire stock of the Company.

    Approval of Stockholders. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company will (i) call, give notice of and convene a special meeting of Stockholders to be held as soon as practicable following acceptance for payment of Shares by Purchaser pursuant to the Offer, and (ii) prepare and file with the Commission, and mail to Stockholders at the earliest practicable date following the expiration or termination of the Offer, a proxy statement soliciting Stockholder approval of the Merger Agreement and the Merger. At the stockholders meeting, Parent will vote, or cause to be voted, all of the Shares then owned by it or any of its subsidiaries in favor of the approval of the Merger Agreement and the Merger. In the event that Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the parties to the

Merger Agreement will, subject to the conditions therein and at the request of Purchaser, take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL as soon as reasonably practicable after such acquisition, without a meeting of the Stockholders.

    Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties to the Merger Agreement, which will not survive the Merger. These include, without limitation, representations and warranties by the Company as to corporate existence and power, authority relative to and the transactions contemplated by the Merger Agreement, governmental consents and approvals, non-contravention, capitalization, public filings, financial statements, information supplied, absence of certain changes or undisclosed material liabilities, litigation, taxes, employee benefit and labor matters, compliance with applicable laws, investment contracts, funds and clients, transactions with affiliates, insurance, antitakeover statutes, intellectual property, material contracts and brokers' and finders' fees. Parent and Purchaser have also made certain representations and warranties with respect to, among other things, corporate existence and power, authority relative to and the transactions contemplated by the Merger Agreement, governmental consents and approvals, non-contravention, information supplied, brokers' and finders' fees and financing.

    Conduct of Business Until the Effective Time. The Merger Agreement provides that until the earlier of the Effective Time or the termination of the Merger Agreement, unless Parent otherwise approves in writing:

     the Company and its subsidiaries will conduct their businesses only in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, clients, suppliers, distributors, regulators, creditors and employees;

     the Company and its subsidiaries will not (i) issue, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries, (ii) amend its charter or bylaws or comparable governing instruments, (iii) split, combine or reclassify its outstanding shares of stock, (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect subsidiaries and other than regular quarterly cash dividends paid by the Company not in excess of $0.20 per Share, or (v) repurchase, redeem or otherwise acquire, except in connection with cashless exercise of outstanding options to acquire Common Stock of the Company, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

     the Company and its subsidiaries will not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights or agreements of any kind to acquire, any shares of its capital stock or any voting debt securities or any other material property or assets (other than Shares issuable pursuant to options outstanding on June 16, 2000 under the Company option plans referred to in the Merger Agreement), (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness or other liability, (iii) incur any long-term indebtedness (other than replacement debt as it matures and other than borrowing for working capital purposes under the Company's revolving credit agreement not in excess of $5 million), or (iv) make, authorize or commit for any capital expenditures to be paid out of the Company's revenue share other than in amounts less than $2 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity to be paid out of the Company's revenue share (other than seed money not in excess of $2 million), provided, however, that no such acquisition may be of a controlling interest in any other person;

     the Company will not (i) establish, adopt or enter into compensation and benefit plans except as may be required by law, or contractual obligations in effect as of June 16, 2000, or as contemplated by the Merger Agreement,
     (ii) terminate or make any new, or accelerate the vesting or payment of any existing, grants or awards under, or amend or otherwise modify, any compensation and benefit plans except in the ordinary course of business to persons other than officers and directors of the Company or its subsidiaries consistent with past practice or as may be required by law, or contractual obligations in effect as of June 16, 2000, or as contemplated by the Merger Agreement, or (iii) increase the salary, wage, bonus or other compensation of any employees other than normal base wage and base salary increases (but not as to officers and directors of the Company) in the ordinary and usual course of business or increases in connection with promotions in the normal course of business;

     the Company and its subsidiaries will not (i) settle or compromise any material claims or litigation, (ii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary and usual course of business, (iii) except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any non-competes in favor of the Company or any of its subsidiaries, or other material rights or claims, or (iv) make or change a tax or accounting principle, practice or method unless required by U.S. generally accepted accounting principles or applicable law, make or revoke any tax election unless required by applicable law, or resolve any tax audit or other similar proceeding;

     the Company and its subsidiaries will not permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

     the Company and its subsidiaries will not enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any subsidiary or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with any person;

     the Company and its subsidiaries will not enter into any new agreements, or modify or amend any existing agreements, with any of its subsidiaries, including re-equitization or marketing support agreements or other contracts of the Company to finance or otherwise support the operations of its subsidiaries or compensate employees of its subsidiaries, except as may not in the aggregate contemplate obligations of the Company (including in respect of waiving any revenue-sharing) in excess of $3.3 million per year; and

     the Company and its subsidiaries will not (i) take any action that would cause any representation or warranty of the Company in the Merger Agreement to become untrue in any material respect or (ii) authorize or enter into an agreement to do any of the foregoing.

    No Solicitation. The Merger Agreement provides that, prior to the Effective Time, the Company will not, and will not permit or cause any of its subsidiaries or any of its or its subsidiaries' officers and directors to, and will direct its and its subsidiaries' employees, agents and representatives (including any advisor, investment banker, attorney or accountant retained by it or any of its subsidiaries) ('REPRESENTATIVES') not to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information or assistance) or take any other action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (defined below). The Company also agreed that neither it nor any of its Representatives will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. However, the Company may, and may authorize and permit its employees, agents and Representatives to, prior to the acceptance for payment of Shares pursuant to the Offer, furnish or cause to be furnished confidential information and may participate in such negotiations and discussions or take any of the other prohibited actions described in this paragraph (unless such other action is subject to the restrictions described in the following paragraph, in which case such action shall only be permitted in accordance with such restrictions) with any person that, after June 16, 2000, makes an unsolicited written Acquisition Proposal if and only to the extent that (A) the Company Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, (B) prior to taking such action, the Company (x) provides notice to Parent to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement executed by Parent on March 14, 2000 and described below under the caption ' -- Confidentiality Agreement' (the 'CONFIDENTIALITY AGREEMENT'), and
(C) the Company promptly advises Parent of the identity of such person and the terms and conditions of any such Acquisition Proposal. The Company further agreed in the Merger Agreement to immediately cease and cause to be terminated any then-existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing. The Company also agreed to (1) promptly request each person who had executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information furnished and (2) not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

    Except as provided below, the Company agreed that the Company Board will not approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal. The Company may, however, terminate the Merger Agreement as described in clause 6 under the caption ' -- Termination of Merger Agreement' below if (i) the Company Board has received a Superior Acquisition Proposal (defined below), (ii) in light of such Superior Acquisition Proposal, the Company Board has determined in good faith (after having consulted with outside legal counsel) that it is necessary for the Company Board to terminate the Merger Agreement in order to comply with its fiduciary obligations under applicable law, (iii) the Company has notified Parent in writing of the terms of the Superior Acquisition Proposal and the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Acquisition Proposal (which may be modified or amended, so long as Parent receives the requisite notice of any modification or amendment) remains a Superior Acquisition Proposal and the Company Board has again made the determinations referred to in clause
(ii) above (although no additional time period will be required following such determinations, unless Parent has, following notice of the determinations referred to in clause (ii) above, proposed to increase the Share Price, or otherwise offered to amend the terms of the transaction contemplated by the Merger Agreement to make them more favorable to the Company and the Stockholders, in which case the Company will again notify Parent in writing of the determinations described in clause (ii) above (but provided that the period specified in this clause (iv) will be two business days in the event of any subsequent notice with respect to a Superior Acquisition Proposal)), (v) the Company is in compliance with the provisions described in the preceding paragraph and this paragraph, (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Acquisition Proposal, and (vii) the Company concurrently pays the Termination Fee described below under the caption
' -- Termination of Merger Agreement' in the manner contemplated thereby.

    An 'ACQUISITION PROPOSAL' means any bona fide inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement): (1) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction involving the Company or any one or more of its subsidiaries having, individually or in the aggregate, assets under management in excess of $10 billion; (2) any sale, lease exchange, mortgage, pledge, transfer or other disposition of the stock or assets of the Company or one or more subsidiaries of the Company having, individually or in the aggregate, assets under management in excess of $10 billion; (3) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding Shares or the filing of a registration statement under the Securities Act in connection with any such proposed exchange offer; (4) any acquisition of 20% or more of the outstanding Shares; or (5) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    A 'SUPERIOR ACQUISITION PROPOSAL' means any bona fide unsolicited written Acquisition Proposal to acquire all or substantially all of the Shares or assets of the Company which the Company Board determines in its good faith judgment (after consultation with the Company's independent financial advisor) to be (x) on terms superior in value from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the transactions contemplated by the Merger Agreement) and (y) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    Employee Benefit Plans. The Merger Agreement provides that Parent will cause the employees of the Company as of the Effective Time to continue to be provided with benefits comparable to those they currently receive under the Company's employee benefits plans for a period of two years after the Effective Time. After the Effective Time, for all purposes under the employee benefit plans of Parent, each Company employee will be credited for his or her years of service with the Company and its subsidiaries before the Effective Time, to the same extent that he or she was entitled to any such credit under similar employee benefit plans maintained by the Company, except to the extent that a credit would result in a duplication of benefits. Each Company employee will also be eligible to participate, without any waiting time, in all Parent benefits plans sponsored for the benefit of Company employees, to the extent that such benefit plan replaces coverage under a comparable Company benefit plan in which the employee participated prior to the Effective Time. Parent also agreed to cause the Surviving Corporation to honor the Company's employee compensation and benefit plans in accordance with their terms in effect immediately before the Effective Time. However, subject to certain exceptions, Parent would be permitted to amend or terminate any Company compensation or benefit plan in accordance with its terms and subject to applicable law. The Company also agreed to cause all account balances of participants in the Company's Profit Sharing and 401(k) Plan to be fully vested immediately prior to the Effective Time.

    Indemnification and Insurance. The Merger Agreement obligates Parent to, and to cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (determined as of the Effective
Time) against any and all costs or expenses (including reasonable attorneys'
fees), judgments, fines, damages or liabilities incurred in connection with any claim, lawsuit, proceeding or investigation, arising out of matters existing or occurring at or prior to the Effective Time, whenever asserted, to the fullest extent that the Company would have been permitted to indemnify such former director and officer (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law). In addition, the Merger Agreement obligates the Surviving Corporation to maintain, for a period of at least six years after the Effective Time, a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage so long as the annual premium is not in excess of 300% of the last annual premium paid prior to the June 16, 2000.

    Expenses. The Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that (i) expenses incurred in connection with the filing fee for and the printing and mailing of the Schedule TO and the Company proxy statement will be shared equally by Parent and the Company, (ii) Parent will pay the fees of the exchange agent retained to exchange certificates for Shares for the Share Price pursuant to the Merger and (iii) all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement will be paid by either Purchaser or the Surviving Corporation.

    Compliance with 1940 Act. Pursuant to the Merger Agreement, each of Parent and the Company agreed to use its reasonable best efforts to assure compliance with the applicable provisions of the Investment Company Act of 1940, as amended (the '1940 ACT'), in connection with the transactions contemplated by the Merger Agreement. Further, each of Parent and the Company agreed to use its reasonable best efforts to obtain requisite approvals, in accordance with the 1940 Act, from each investment advisory or subadvisory client of the Company or any of its subsidiaries that is registered as an 'investment company' under the 1940 Act, of a new advisory agreement with such client on the same terms as the current agreement in effect between the Company or any of its subsidiaries and such client. In addition, the Company agreed to cause its subsidiaries that provide investment advice and related services to send notices to their clients
(A) informing them of the transactions contemplated by the Merger Agreement, (B) requesting the consent or approval of the client to the assignment or deemed assignment of its contract with such subsidiary resulting from the transactions contemplated by the Merger Agreement, if such client consent is required by applicable law or pursuant to such contract, (C) affirming the subsidiary's intention to continue providing the applicable advisory services pursuant to the then-existing contract following the Effective Time if the client does not terminate the contract prior to the Effective Time, and (D) stating that the client's consent will be deemed to have been given if the client continues to accept advisory services 45 days after the notice without terminating its contract (unless the client affirmatively states that it does not consent or terminates the contract prior to Purchaser's acceptance for payment of Shares pursuant to the Offer). For purposes of the Merger Agreement, Parent has agreed that consent will be deemed given if no consent is required by applicable law or client contract and in certain other circumstances set forth in the Merger Agreement. Parent agreed to use its reasonable best efforts to cooperate with and assist the Company in obtaining client consents as provided above.

    Conditions of the Merger. Pursuant to the Merger Agreement, the obligation of each party thereto to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     the Merger Agreement must have been adopted and the Merger duly approved by holders of Shares constituting the Company Requisite Vote;

     the waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated;

     no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger; and

     Purchaser must have purchased Shares pursuant to the Offer.

    Neither Parent, Purchaser nor the Company may rely on the failure of any condition described above to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the transactions contemplated by the Merger Agreement.

    Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by Stockholders of the Company, by mutual written consent of the Company and Parent by action of their respective boards of directors. In addition, the Merger Agreement may be terminated and the Merger may be abandoned:

        1. by action of the board of directors of either Parent or the Company if Shares have not been accepted for payment pursuant to the Offer on or prior to March 4, 2001 (the 'TERMINATION DATE'). However, the right to terminate the Merger Agreement pursuant to this clause will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributed to the failure of the Offer to be consummated prior to the Termination Date;

        2. by action of the board of directors of either Parent or the Company if any order of a court or governmental entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable;

        3. by action of the board of directors of Parent if the Company Board has withdrawn, changed or modified (including by amendment of its Schedule 14D-9), in any such case in a manner adverse to Purchaser or Parent, its approval or recommendation that stockholders tender their Shares pursuant to the Offer;

        4. by action of the board of directors of Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser terminates the Offer without having accepted any Shares for payment or fails to pay for Shares pursuant to the Offer by the Termination Date, unless, in each case, such failure to satisfy any of the Tender Offer Conditions was caused by or resulted from a material breach of any of Parent's or Purchaser's representations, warranties or covenants contained in the Merger Agreement;

        5. by action of the Company Board, (A) if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser has (x) terminated the Offer without having accepted any Shares for payment, or (y) failed to pay for Shares pursuant to the Offer by the Termination Date, unless, in each case, such failure to satisfy any of the Tender Offer Conditions was caused by or resulted from a material breach of any of the Company's representations, warranties or covenants contained in the Merger Agreement or (B) in the event of either (x) a breach by Parent or Purchaser of any representation or warranty contained in the Merger Agreement (determined without giving effect to any qualifications as to 'Parent Material Adverse Effect,' 'material' or similar qualifications), and excluding those where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to 'Parent Material Adverse Effect,' 'material' or similar qualifications) would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect), which breach cannot be or has not been cured within 20 days of when the Company gives Parent written notice of such a breach, or (y) a material breach by Parent or Purchaser of any of its covenants or agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 20 days after the giving of written notice to Parent; or

        6. by action of the Company Board, in accordance with the requirements described in the second paragraph under the caption ' -- No Solicitation' above.

    Notwithstanding the foregoing, the Merger Agreement may not be terminated except pursuant to clause 2 above at any time after Purchaser has accepted Shares for payment pursuant to the Offer.

    In the event of termination of the Merger Agreement and the abandonment of the Merger as described above, the Merger Agreement (other than certain provisions relating to expenses and the Confidentiality Agreement) will become void and of no effect with no liability on the part of any party thereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives). Notwithstanding the foregoing, and except as otherwise provided in the Merger Agreement, no such termination will relieve any party to the Merger Agreement of any liability or damages resulting from any breach of the Merger Agreement.

    In the event that the Merger Agreement is terminated by Parent or the Company pursuant to clause 1 above or by Parent pursuant to clause 3 or 4 above, and, prior to the date of such termination, any person (other than Parent or any affiliate of Parent) has made to the Company an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal, then the Company must pay to Parent, no later than two business days after the earlier to occur of (i) the date of entrance by the Company into a definitive agreement to consummate a transaction that constitutes that or any other Acquisition Proposal or (ii) the date any person (other than Parent or any affiliate of Parent) purchases 50% or more of the assets or voting securities of the Company and its subsidiaries (provided that any definitive agreement contemplated by clauses (i) and (ii) of this sentence is entered into by the Company, or if there is no such agreement with respect to a purchase contemplated by clause (ii), any tender, exchange or other offer or arrangement for the Company's voting securities is first publicly disclosed, within 18 months of such termination of the Merger Agreement), an amount equal to $43 million (the 'TERMINATION FEE'). The Merger Agreement may not be terminated by the Company pursuant to clause 6 above unless the Company concurrently pays to Parent an amount equal to the Termination Fee by wire transfer of immediately available funds.

CONFIDENTIALITY AGREEMENT

    The following is a summary of the material terms of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule TO and incorporated herein by reference. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

    Pursuant to the Confidentiality Agreement, Parent agreed:

     to provide for the confidential treatment of certain information provided to Parent concerning the Company;

     not to propose any transaction involving the Company or the Company's securities unless the Company requested in writing that Parent make such proposal, and not to acquire control of the Company or any of its securities, businesses or assets (other than ordinary course acquisitions of securities of the Company by any mutual fund or other investment fund owned or advised by Parent or its affiliates) for a period of two and a half years from the date of the Confidentiality Agreement unless consented to in advance by the Company; and

     not to, without the prior written consent of the Company, (i) for a period of six months from the date of the Confidentiality Agreement, solicit any employee of the Company or its subsidiaries, and (ii) for a period of two years from the date of the Confidentiality Agreement, solicit for employment or employ any employee of the Company or its subsidiaries with whom Parent had contact or who became known to Parent solely as a result of Parent's evaluation of the Company. However, Parent's use of general, non-targeted employment advertising or a recruiting agency not targeted to employees of the Company or its subsidiaries, or hiring of persons who contact Parent on their own initiative, is not prohibited under the Confidentiality Agreement.

    The Confidentiality Agreement superceded a substantially similar confidentiality agreement that Parent entered into on August 10, 1999 in connection with Parent's initial consideration of a transaction involving the Company. See Section 10 hereof.

OTHER MATTERS

    Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified areas and the approval of such agreement by the stockholders of each corporation by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote on such matter. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer Purchaser would own sufficient Shares to enable it to satisfy the stockholder approval requirement to approve the Merger. Purchaser intends to seek to consummate the Merger with the Company as promptly as practicable after consummation of the Offer.

    Appraisal Rights. No appraisal rights, other than those available to stockholders who elect and are eligible to dissent as provided herein, are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    'Going Private' Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

    12. SOURCE AND AMOUNT OF FUNDS. The Offer and the Merger are not subject to any financing condition. The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger, to pay related fees and expenses and to retire outstanding indebtedness of the Company which may become due as a result of the Offer and the Merger is estimated to be approximately $2.3 billion. Purchaser expects to obtain these funds in the form of capital contributions and/or loans, directly or indirectly, from Parent. Parent intends to obtain these funds from a combination of available cash resources and borrowings under Parent's existing `L'300 million revolving credit facility with National Westminster Bank plc, as facility agent (the 'EXISTING FACILITY'), and a proposed new $1.6 billion one-year revolving credit facility (the 'NEW FACILITY') in respect of which Parent has received a commitment letter from Barclays Bank PLC, Citibank, N.A. and National Westminster Bank plc. Borrowings under the Existing Facility bear interest at a rate per annum equal to LIBOR plus 0.4%. The Existing Facility will expire on August 18, 2002. Pursuant to the commitment letter, the banks' commitments to provide the New Facility (a) will expire on August 31, 2000 unless definitive agreements with respect to the New Facility are signed on or before such date and (b) are subject to certain customary conditions, including the banks' satisfaction with their due diligence and the absence of any material adverse change in the business or financial condition of Parent and its subsidiaries taken as a whole or change in financial, capital or loan syndication markets which in the opinion of the banks can reasonably be expected to prejudice the successful syndication of the New Facility. Borrowings under the New Facility will bear interest at a rate per annum equal to LIBOR plus a margin ranging from 0.6% to 0.9%, depending on the aggregate size of the New Facility. Parent will be required to prepay the New Facility in certain circumstances, including with the proceeds of certain asset dispositions and equity issuances. Stockholders should note that definitive agreements with respect to the New Facility have not been finalized and, accordingly, this summary of the New Facility is in all respects subject to the terms to be set forth in the definitive agreements and is qualified in its entirety by reference to the commitment letter which is filed as an exhibit to the Schedule TO to which this Offer to Purchase is also an exhibit.

    13. DIVIDENDS AND DISTRIBUTIONS. In the Merger Agreement, the Company has agreed not (i) to declare, set aside or pay any dividend on any of its capital stock, other than regular quarterly cash dividends paid by the Company not in excess of $0.20 per Share; or (ii) redeem, repurchase or otherwise acquire (except in connection with cashless exercises of outstanding stock options) any shares of its stock, or any securities convertible into or exchangeable for any shares of its stock, or issue, sell or otherwise dispose of any shares or securities convertible into or exercisable for, or options, warrants or rights to acquire, any shares of stock (other than Common Stock issuable pursuant to options and warrants that were outstanding as of June 16, 2000).

    If, on or after the date of the Merger Agreement, the Company declares or pays any dividend on the Shares (other than regular quarterly cash dividends not in excess of $0.20 per Share) or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to Stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under
Section 14, (i) the purchase price per Share payable by

Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or right to be received by the tendering Stockholders shall
(a) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment, or (subject to any applicable rules and regulations of the Commission) pay for, and may delay the acceptance for payment of, any Shares (and may terminate or, subject to the terms of the Merger Agreement, amend the Offer), if
(A) at the Expiration Date, the Minimum Condition shall not have been satisfied, or (B) the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall not have expired or been terminated, and certain other regulatory reports or other filings and consents, registrations, approvals, permits or authorizations shall not have been made or obtained, as the case may be, or (C) at any time on or after June 16, 2000 and before Purchaser's acceptance for payment of Shares, any of the following conditions exists or shall have occurred and remain in effect:

     1. there shall be pending or overtly threatened any action by any governmental entity, or any applicable law enacted, entered, enforced or deemed applicable to the Offer, (i) that would reasonably be expected to or which does prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's or any of its subsidiaries' businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or Purchaser and their respective subsidiaries, in each case taken as a whole, (ii) that would reasonably be expected to or which does make the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying acceptance for payment of Shares in the Offer or consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or that would reasonably be expected to obtain from the Company or Purchaser any damages that are material in relation to the Company and its subsidiaries as taken as a whole, (iii) that would reasonably be expected to or which does impose material limitations on the ability of Purchaser, or render Purchaser unable, to acquire or hold or to exercise effectively all material rights of ownership of the Shares, including, the right to vote any Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries or Purchaser or any of their respective affiliates, (iv) that would reasonably be expected to or which does impose circumstances under which the purchase or payment for some or all of the Shares pursuant to the Offer and Merger would reasonably be expected to have a Parent Material Adverse Effect, or (v) which otherwise would reasonably be expected to have a Company Material Adverse Effect (as defined below);

     2. as of the Last Month-End, there shall not have been obtained approvals and consents (in the manner and to the effect provided in the Merger Agreement) from investment advisory and subadvisory account clients of the Company and its subsidiaries the Aggregate Client Revenue of which accounts as of such date together represent 75% or more of the May 31 Amount;

     3. as of the Last Month-End, there shall not have been obtained approvals and consents (in the manner and to the effect provided in the Merger Agreement) from investment advisory and subadvisory account clients of the subsidiaries of the Company listed below (the 'DESIGNATED SUBSIDIARIES') the Aggregate Client Revenue of which accounts as of such date together represent 80% or more of the sum of the Aggregate Client Revenue of the Designated

        Subsidiaries as of May 31, 2000. 'Designated Subsidiaries' means Provident Investment Counsel, Inc., Clay Finlay, Inc., Acadian Asset Management, Inc., NWQ Investment Management Company, Inc., Dwight
        Asset Management Company and Barrow, Hanley, Mewhinney & Strauss, Inc.;

     4. as of the Last Month-End, there shall not have been obtained approvals (in the manner and to the effect provided in the Merger Agreement) from the board of directors and (in the case of subadvisory relationships) investment advisor of each client that is registered as an 'investment company' under the 1940 Act (a 'PBA FUND CLIENT') of Pilgrim, Baxter & Associates (a subsidiary of the Company), the Aggregate Client Revenue of which client accounts as of such date together represent 90% or more of the sum of the Aggregate Client Revenue of PBA Fund Clients as of May 31, 2000;

     5. there shall have occurred any changes, events, effects or developments that, individually or in the aggregate, constituted, or that would reasonably be expected to constitute, a Company Material Adverse Effect;

     6. the Merger Agreement shall have been terminated in accordance with its terms;

     7. (i) the Company Board shall have withdrawn, changed or modified (including by amendment of its Schedule 14D-9), in any such case in a manner adverse to Purchaser or Parent, its approval or recommendation of the Offer, the Merger Agreement or the Merger or recommended an Acquisition Proposal, or adopted any resolution to effect any of the foregoing, or (ii) the Company Board shall have recommended any proposal other than the Merger Agreement in respect of an Acquisition Proposal; provided, however, that any public statement by the Company that (A) it has received an Acquisition Proposal or otherwise taken any action permitted by the provisions of the Merger Agreement described in the first paragraph under the caption ' -- The Merger Agreement -- No Solicitation' in Section 11 hereof or (B) otherwise describes the operation of the provisions of the Merger Agreement relating to an Acquisition Proposal, termination or the Company Board's approval or recommendation of the Merger Agreement or the transactions contemplated thereby, will not, in and of themselves, be deemed to be a public proposal to withdraw, change or modify the Company Board's approval or recommendation for the purposes of this clause;

     8. the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without giving effect to any qualifications as to 'Company Material Adverse Effect,' 'material' or similar qualifications) on and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to 'Company Material Adverse Effect,' 'material' or similar qualifications) would not, in the aggregate, have a Company Material Adverse Effect;

     9. the Company shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date; or

    10. there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or the London Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom by any governmental entity, (iii) any material mandatory limitation by any governmental entity on the extension of credit by banks or other lending institutions in the United Kingdom, or (iv) a commencement of a war directly or indirectly involving the United States or the United Kingdom.

    The Merger Agreement defines 'COMPANY MATERIAL ADVERSE EFFECT' as a material adverse effect on the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole (other than any change or effect arising out of (A) a decline or deterioration in the economy or the capital markets in general or the markets in which the Company and its subsidiaries operate, or (B) the Merger Agreement or the transactions contemplated thereby or the announcement thereof) or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or to carry on the business of the Company and its subsidiaries, taken as a whole, substantially in the same manner as currently conducted.

    The Tender Offer Conditions are for the sole benefit of Parent and Purchaser, and Parent or Purchaser may assert the failure of any of the Tender Offer Conditions regardless of the circumstances (other than any circumstance arising solely by any action or inaction by Parent or Purchaser) giving rise to any such failure. The Company may not assert the failure of, or waive, any Tender Offer Condition without the prior written consent of Parent and Purchaser, and if Parent or Purchaser elects to waive any such condition to the Offer (which Parent or Purchaser may do in whole or in part at any time and from time to time), the Company has agreed to cooperate and comply with such election. The failure by Parent or Purchaser at any time to exercise any of its rights under the Merger Agreement will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    The Merger Agreement also permitted Parent and Purchaser to condition the Offer upon approval of Parent's shareholders if such approval was required by applicable law or London Stock Exchange requirement. Such approval is not required and therefore is not a condition to the Offer.

    15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as described in Section 14 or this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under ' -- State Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    Federal Reserve Board Regulations. Regulations T, U and X (the 'MARGIN REGULATIONS') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock and, accordingly, will comply with the Margin Regulations.

    State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. In the Merger Agreement the Company has represented that, by virtue of the approval of the Company Board, the provisions of Section 203 of the DGCL are not applicable to the Offer and the Merger.

    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive officers or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'SUPREME COURT') invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the State and were incorporated there.

    Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as described above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulations. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

    Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'ANTITRUST DIVISION') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied.

    Parent and the Company filed their Notification and Report Forms with respect to the Offer under the HSR Act on July 13, 2000. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on July 28, 2000, unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Therefore, any further extension of the waiting period may occur only with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The relevant governmental agency may also seek to prevent the consummation of the transaction as discussed below. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See
Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See

Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    As used in this Offer to Purchase, 'Antitrust Laws' mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    There can be no assurance that a challenge to the Merger on competition grounds will not be made or, if such a challenge is made, of the result.

    Other Regulatory Approvals. The Offer and Merger are subject to (i) the submission of certain applications, notices or other filings by Purchaser, Parent or the Company, and/or (ii) the receipt of necessary approvals, consents or statements of non-disapproval from federal and state governmental, regulatory or self-regulatory authorities in the United States and from governmental and regulatory authorities in other countries, including Australia, Bahrain, Bermuda, Canada, France, Japan, The Netherlands, Singapore and the United Kingdom. Included among these filings, in the United States, certain of Company's subsidiaries, which are members of the National Association of Securities Dealers ('NASD'), must file notices of proposed change in control with the NASD at least 30 days before Purchaser consummates the Offer. In addition, Parent must obtain statements of non-disapproval from the U.S. Office of the Comptroller of the Currency and approval from the Maryland Commissioner of Financial Regulation to acquire control of Company's depository institution subsidiaries. See Section 14 hereof.

    16. CERTAIN FEES AND EXPENSES. Credit Suisse First Boston and Chase Securities are acting as co-Dealer Managers in connection with the Offer and are acting also as financial advisors to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay to (i) Credit Suisse First Boston a fee equal to 0.50% of the total consideration paid in the Offer and the Merger, including all cash paid to the Company's stockholders and optionholders, all debt remaining on the Company's financial statements and other indebtedness assumed by Parent, payable upon the closing of the Offer, and (ii) Chase Securities a fee equal to $4.2 million, payable upon the closing of the Offer, and, if the transaction is terminated or abandoned under circumstances where Parent is entitled to the Termination Fee, Parent agreed to pay Chase Securities 33% of the Termination Fee promptly following Parent's receipt thereof, but in no event more than $4.2 million. Parent has agreed to reimburse each of Credit Suisse First Boston and Chase Securities for all out-of-pocket expenses respectively incurred by them. In addition, Parent has agreed to indemnify each of Credit Suisse First Boston and Chase Securities against certain liabilities and expenses in connection with the proposed acquisition, including liabilities under the federal securities laws. Credit Suisse First Boston, Chase Securities and their respective affiliates have from time to time rendered, and continue to render, various investment banking services to Parent and its affiliates for which they are paid customary fees. In the ordinary course of their respective businesses, Credit Suisse First Boston, Chase Securities and their respective affiliates may actively trade in the Shares for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in the Shares.

    Innisfree M&A Incorporated has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. The Information Agent will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws.

    In addition, ChaseMellon Shareholder Services, L.L.C. has been retained by the Purchaser as the Depositary in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws.

    Except as described above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company.

    No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          OM ACQUISITION CORP.

July 17, 2000

                                   SCHEDULE I
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, citizenship, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. The business address of each such person is 3rd Floor, Lansdowne House, 57 Berkeley Square, London W1X 5DH, United Kingdom.

                                                          PRESENT PRINCIPAL OCCUPATION
                                                          OR EMPLOYMENT AND FIVE-YEAR
NAME                                   CITIZENSHIP             EMPLOYMENT HISTORY
----                                   -----------             ------------------
John Kent...........................  United Kingdom  Mr. Kent is a director and the
                                                      President of Purchaser. He is also
                                                      Head of Corporate Development of
                                                      Parent, a position he has held since
                                                      1999. Mr. Kent was previously Head
                                                      of Corporate Development at The
                                                      Energy Group PLC from 1997 to 1998
                                                      and, prior to that, was with Eastern
                                                      Group plc.
Brian Baskir........................  South Africa    Mr. Baskir is a director and the
                                                      Vice President, Secretary and
                                                      Treasurer of Purchaser. He is also
                                                      President of Old Mutual Investment
                                                      Advisers, Inc., a position he has
                                                      held since 1997. Mr Baskir
                                                      previously held various other
                                                      positions with Parent and its
                                                      affiliates since 1995.
Robert Stewart......................  Bermuda         Mr. Stewart is a director of
                                                      Purchaser. He is also President of
                                                      Old Mutual Asset Managers (Bermuda)
                                                      Limited, a position he has held
                                                      since 1999. He was previously
                                                      General Manager of Shell Overseas
                                                      Trading Limited.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, citizenship, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the business address of each such person is 3rd Floor, Lansdowne House, 57 Berkeley Square, London W1X 5DH, United Kingdom. Unless otherwise indicated below, each individual has held his position for more than the past five years.

                                                          PRESENT PRINCIPAL OCCUPATION
                                                          OR EMPLOYMENT AND FIVE-YEAR
NAME                                   CITIZENSHIP             EMPLOYMENT HISTORY
----                                   -----------             ------------------
Michael Levett......................  South Africa    Mr. Levett has served as Chairman
                                      and             and Chief Executive of Parent and
                                      United Kingdom  its predecessor, South African
                                                      Mutual Life Assurance Society, since
                                                      1990. Mr. Levett is also a director
                                                      of Barlow Ltd., Central Africa
                                                      Building Society, Mutual & Federal
                                                      Insurance Company Ltd., Nedcor
                                                      Limited, South African Breweries plc
                                                      and Old Mutual South Africa Trust
                                                      plc.

                                                          PRESENT PRINCIPAL OCCUPATION
                                                          OR EMPLOYMENT AND FIVE-YEAR
NAME                                   CITIZENSHIP             EMPLOYMENT HISTORY
----                                   -----------             ------------------
Eric Anstee.........................  United Kingdom  Mr. Anstee is Chief Executive,
                                                      Financial Services, of Parent. He
                                                      was Group Finance Director of Parent
                                                      between 1998 and 2000. From 1997 to
                                                      1998, Mr. Anstee served as Finance
                                                      Director of The Energy Group PLC. He
                                                      was Group Finance Director of
                                                      Eastern Group plc between 1993 and
                                                      1997. Before joining Eastern, he was
                                                      a senior partner with Ernst & Young.
                                                      Mr. Anstee is a member of the Senate
                                                      of the Institute of Chartered
                                                      Accountants in England and Wales. He
                                                      is a non-executive director of
                                                      Nedcor Limited, Mutual & Federal
                                                      Insurance Company Limited and Severn
                                                      Trent plc.
James Sutcliffe.....................  United Kingdom  Mr. Sutcliffe was appointed to the
                                                      Board of Parent as Chief Executive,
                                                      Life, on January 24, 2000. He was
                                                      Deputy Chairman of Liberty Interna-
                                                      tional plc from 1998 to 1999, having
                                                      previously been Chief Executive, UK,
                                                      of Prudential plc and Chief
                                                      Operating Officer of Jackson
                                                      National, Prudential's U.S.
                                                      subsidiary, from 1995 to 1997.
N.N. Broadhurst.....................  United Kingdom  Mr. Broadhurst is a non-executive director and Chairman of the Audit
                                                      Committee of Parent. He has recently
                                                      retired from his position as Group
                                                      Finance Director of Railtrack plc,
                                                      which he had held since 1994. From
                                                      1990 to 1994, Mr. Broadhurst was the
                                                      Finance Director and then Deputy
                                                      Chief Executive (Finance/Commercial)
                                                      of VSEL Consortium plc. His other
                                                      current non-executive directorships
                                                      include Chloride Group plc, Clubhaus
                                                      plc, Taylor Woodrow plc and United
                                                      Utilities plc.
W.A.M. Clewlow......................  South Africa    Mr. Clewlow is a non-executive
                                                      director and Chairman of the
                                                      Compliance Committee of Parent. He
                                                      has been Chairman of Barlow Ltd.
                                                      since 1991. Mr. Clewlow was
                                                      previously Chief Executive of the
                                                      Barlow group and has managed many of
                                                      its diverse divisions. He is also a
                                                      non-executive director of Sasol Ltd.
                                                      and Iscor Ltd.

                                                          PRESENT PRINCIPAL OCCUPATION
                                                          OR EMPLOYMENT AND FIVE-YEAR
NAME                                   CITIZENSHIP             EMPLOYMENT HISTORY
----                                   -----------             ------------------
C.D. Collins........................  United Kingdom  Mr. Collins is a non-executive director and Chairman of the
                                                      Remuneration Committee of Parent. He
                                                      was appointed Chairman of Hanson PLC
                                                      in 1998, having been Vice-Chairman
                                                      since 1995. His international
                                                      experience includes working as a
                                                      Hanson PLC representative in
                                                      Australia. Mr. Collins is also a
                                                      non-executive director of The
                                                      Go-Ahead Group PLC.
P.G. Joubert........................  South Africa    Mr. Joubert is a non-executive
                                                      director of Parent. He is also
                                                      Chairman of Delta Motor Corporation
                                                      (Pty) Ltd., Delta Electrical
                                                      Industries Ltd., Foodcorp Holdings
                                                      (Pty) Ltd., Munich Reinsurance of
                                                      Africa Ltd. and NEI Africa Holdings
                                                      Ltd., and a director of Impala
                                                      Platinum Holdings Ltd., Malbak Ltd.,
                                                      Murray & Roberts Holdings Ltd. and
                                                      Nedcor Limited. He is a past
                                                      Managing Director and Chairman of
                                                      African Oxygen Ltd.
C.F. Liebenberg.....................  South Africa    Mr. Liebenberg is a non-executive
                                                      director of Parent. He is also
                                                      Chairman of Nedcor Limited and a
                                                      former Minister of Finance in the
                                                      South African Government of National
                                                      Unity. Mr. Liebenberg is a past
                                                      Chief Executive of Nedcor Limited
                                                      and past Chairman of Hoechst SA. He
                                                      is also a director of Mutual &
                                                      Federal Insurance Company Limited,
                                                      Development Bank of Southern Africa
                                                      and Anglovaal Industrial Holdings
                                                      Ltd.
C.M. Stuart CBE.....................  United Kingdom  Mr. Stuart is the senior non-executive director of Parent and
                                                      Chairman of the Nomination Committee
                                                      of Parent. He is also non-executive
                                                      Chairman of Intermediate Capital
                                                      Group plc and a non-executive
                                                      director of The Royal Bank of
                                                      Scotland Group plc and of CMG plc.
                                                      Mr. Stuart recently retired from his
                                                      position as Chairman of Scot-
                                                      tishPower plc, which he had held
                                                      since 1990. He was previously Deputy
                                                      Managing Director of ICL and Chief
                                                      Executive of Metal Box. He has also
                                                      been a non-executive director of
                                                      Clerical Medical Investment Group
                                                      and a Vice-Chairman of Hill Samuel
                                                      Bank Ltd.

                                                          PRESENT PRINCIPAL OCCUPATION
                                                          OR EMPLOYMENT AND FIVE-YEAR
NAME                                   CITIZENSHIP             EMPLOYMENT HISTORY
----                                   -----------             ------------------
Martin Murray.......................  United Kingdom  Mr. Murray is the Group Company
                                                      Secretary of Parent, a position he
                                                      has held since 1999. From 1997 to
                                                      1999, he served as General Counsel
                                                      and Secretary to The Energy Group
                                                      PLC, and from 1995 to 1997 as a
                                                      solicitor with Hanson PLC.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses listed below:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:                       By Hand:                         By Overnight:
 ChaseMellon Shareholder         ChaseMellon Shareholder            ChaseMellon Shareholder
     Services, L.L.C.               Services, L.L.C.                   Services, L.L.C.
      P.O. Box 3301             120 Broadway, 13th Floor              85 Challenger Road
South Hackensack, NJ 07606         New York, NY 10271              Ridgefield Park, NJ 07660
    Attn: Reorg. Dept.             Attn: Reorg. Dept.                 Attn: Reorg. Dept.

                                By Facsimile Transmission
                            (for Eligible Institutions only):
                                     (201) 296-4293
                                  Confirm by Telephone:
                                     (201) 296-4860

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                                 [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                         CALL TOLL-FREE: (888) 750-5834

                     THE DEALER MANAGERS FOR THE OFFER ARE:

CREDIT SUISSE FIRST BOSTON CORPORATION   CHASE SECURITIES INC.
        Eleven Madison Avenue               270 Park Avenue
       New York, NY 10010-3629             New York, NY 10017
    CALL TOLL-FREE: (800) 881-8320          (212) 270-6383